INVEST IN DRONES

LIMITED SHARES AVAILABLE UNDER REG A+ IPO

RESERVE SHARES

Company Overview

DRONES
11 Lines of Drones & Growing

EST. 2003
Over a Decade of Experience

2,000,000+
Products Shipped

AWARD WINNING
Drones & Robotics

GLOBAL SALES
San Jose, Calif. Headquartered

ROBOTICS
Companion

Did you know?

– 5% LIFETIME discount for being an investor.
– Potential IPO and chance of growing your investment.
– We have been in business for over 15 years.
– We have shipped over 2,000,000 products to our customers.

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Company News

NBC
"Lily demoed perfectly. It promises to make camera drones fun and easy."
Oct. 6, 2017

BBC
"We launched Lily Next-Gen in October 2017, and it's been selling very well since."
Jan. 10, 2018

MarketWatch
"Mota envisions a future where blockchain gives greater transparency to drone flight."
Jan. 9, 2018

dronebelow
"Next-Gen LILY Drone Packs a Powerful Punch."
Oct. 10, 2017

Bloomberg Television
"Michael Faro discusses his company's drone fleet with Bloomberg's Haidi Lun."
May 11, 2016

The New York Times
"Going From Smart to Smarter: Jewelers Enter the Wearable Technology Market."
Dec 4, 2014

READ MORE

Expanding International Sales

100+ Countries

And Growing!

Our Market Share in 2003



148,955

Over 100,000 Facebook Followers

Goldman Sachs Research

Drone shipments projected to rise from 2.2 million units in 2015
to more than 7.9 million units annually by 2020.

Drones are rapidly transitioning from gadgets for hobbyists to one
of the hottest technology items on the market.

Google, Facebook, Amazon and Walmart have entered the race
to provide a drone delivery service for e-commerce.

This will further increase the adoption of drones by consumers.


4,000
3,000
2,000
1,000
0
2013
2014
2015E
2016E
2017E
2018E
2019E
2020E
Revenue
Quantity

* Goldman Sachs Equity Research, *Drones: Flying into the Mainstream*, March 13, 2016


Estimated Investment In Drone Hardware
Global
Government
Consumer
Enterprise
$14
$12
$10
$8
$6
$4
$2
$0
BI Intelligence

BI Intelligence:

Drones are expected to be a significant part of our lives in the next 5 years

Shipments of consumer drones will more than quadruple over the next five years, fueled by increasing price competition and new technologies that make flying drones easier for beginners.

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Product Lines

Camera, Drone. Reinvented.

Lily Next-Gen™



Our Lily Next-Gen is an extremely easy-to-use camera drone in the spirit of the Lily flying camera. It features a 4K Ultra HD camera—a first and so far only one in its class, as well as a longer flight time than competitive products.

Lily Next-Gen's Follow-Me feature captures stunning video of the user's adventures. It's smaller than most other drones, folding to the width of a smartphone to be taken anywhere. It's the first in a line of Lily-brand drones for both fun and adventure as well as professional use.

LEARN MORE



Above and Beyond

Mota GIGA™ Series

With up to 90 minutes endurance, GIGA drones tackle demanding missions wherever and whenever. Optional REMOTE HANDS™ Flight Management System under development will optimize your GIGA for any mission, and prototype radar—a first in the industry—provides obstacle avoidance at greater range and higher precision than any other technology.

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Agile, Precise, Fast.

MOTA Pro Live™



Able to maneuver in the smallest of spaces, Mota Pro Live drones handle exceptionally precisely and quickly. One-button operation for auto flight functions and rapid deployment make them ideal for capturing video and photographs under the tightest of time constraints. Available in four and six-motor configurations.

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Drones just got to be fun!

Mota JETJAT®

From smaller than a golf ball to less per side than a jumbo paperclip, JETJAT drones provide the most fun-per-ounce, sending beautiful SD video to a smartphone. Winner of a Toy of the Year nomination by the Toy Industry Association, they are perfect entry-level drones for novice pilots as well as providing hours of fun for adults and children alike.

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Lily Next-Gen vs Competitors





		Competition	Lily Next-Gen
Features	Camera	1080p	4K Ultra HD / 1080p
	Flight Time [i]	16 minutes	Up to 18 minutes
	Smart Hover™	-	✓
	Active Object Tracking	1080p	4K Ultra HD
	Extra Battery	-	✓
	Loss Protection Plan™	-	✓
Privacy	Data Privacy	-	✓
Ease of Purchase	Payment Methods [ii]	2	7
Flight Capabilities	Fly Indoors & Outdoors Automatic Flight	✓	✓
Photo	Photo Bursts	3-shot burst fixed	2-15 shot bursts selectable
	Digital Gimbal	2-axis mechanical	✓
Ease of Use	Super Easy to Fly	-	✓

[i] Lily Next-Gen flight time depends on battery condition, flight conditions, and drone operation.
[ii] Competitor warranty covers damage only.
[iii] LILY payment methods include: All major credit and debit cards, Affirm time payments, Amazon Pay, Apple Pay, Bitcoin, and PayPal.

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"We started with two people in 2003."

Since 2003 we have come a long way in building a company that is a role model not only in size but in being innovative anc simplifying complex electronic gadgets. We are not about creating the most complicated gadget on the market. Instead, we ı things simple to use so consumers will want to use them day in and day out. Think of the difference the iPhone made in simp how people make phone calls. That's our strategy for making robots and drones part of our everyday lives. We created our bu from the ground up with a strong foundation for growth. Our Regulation A public offering is a first step in inviting everyone believes that robots and drones can make life easier to be part of this revolution.

We hope you will join us in making this happen.

Michael Faro, President and Co-founder

Sales Channels


B2C
60%
ONLINE

Direct to Consumer

Multiple Payment Methods

Capture Consumer Data

Use the Lily Community to Reinforce Brand Loyalty

Higher Margins

Distribution


B2B
40%

Worldwide

Local Support for Customers

Enhanced Presence at Retail

Financial Summary


5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
Revenue ($1000000 = Million)
2016
2017
Fiscal Year

Capital Needs

- Expand production to catch up with demand
- Stock sufficient inventory worldwide
- Increase sales personnel and structure

Increase in Margin

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Our Customers

Use of Proceeds

Increase Production | Other

Meet Demand

Increase Market Share

Optimize Inventory

Mota's plans for drone-to-drone communication in the drone industry "would be much larger than what the FAA is trying accomplish by itself," Faro said. "The FAA is working on a centralized system. We're working on a global, multinational system that is freely accessible."

Invest in Drone Simplicity

Relentless Focus on Innovation

We are exploring drone-to-drone communication technologies. Drones can collect secure data, and

we offer a better way to capture, safeguard, and share data. All of Mota's data storage locations are in the United States.

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Our Team



Michael Faro

President, CEO

Manages strategic direction, M&A, products, and production. 18+ years management experience. Speaker at Stanford University, the Consumer Electronics Show, multiple awards and invitations to policy meetings, including the White House.



Jeffrey L. Garon

Chief Financial Officer

Critical partner in finance, execution and expansion, 30 years+ in creating operating plans and financing growth.



Lily Ju

Chief Product Officer

15+ years exp. Oversees manufacturing, quality, costs, and timelines



Alan Jacobs

Board of Directors

Founder and president CorpFin Management, As Seen on TV, Capital Growth Financial.



Alex Ruckdaeschel

Board of Directors

Member of board of directors at Vuzix (NASDAQ: VUZI), Co-founder of Herakles



Marjorie Bailey

Audit Committee Chair

Adjunct professor, UC Berkeley Extension; Audit Committee Chair, LWV; and CFO, Elder Care Alliance.



Dave Horin

Financial Advisor, CPA

Sr. Managing Partner, Chord Advisors. Previously CFO, Renshaw Capital; CAO at Jeffries LLC.

Capital and AMK Capital Advisors and current Chief Financial Officer of PainQX.

How a Silicon Valley company is disrupting a $120B Robot and Drone industry

Robots and drones are not commodities; they are necessities.

Documents

Investor Presentation

See our SEC filing

Watch our video

Invest now

FAQ

Why Drones and Robotics?

We believe the drone market has a significant upside not even explored yet. Revenues from drones reached more than $1 billion in 2017, according to the Consumer Technology Association, which said more than 3 million drones were sold in the U.S. last year, up 28% from 2016. Goldman Sachs predicted a market size of $38 billion for commercial and consumer drones by 2020.
The use of drones is growing rapidly. This is your opportunity to share our vision of making them ubiquitous!

How do I buy shares?

We welcome investments from anywhere. There are no geographical restrictions.

Can investors outside of United States invest?

We welcome investments from anywhere. There are no geographical restrictions.

What will the proceeds be used for?

We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including to finance our growth, enhance and improve our solutions, fund capital expenditures, or expand our existing business through investments in or acquisitions of other businesses, solutions, or technologies. However, we do not have any commitments for any such investments or acquisitions at this time. Our management will have broad discretion in the application of the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

What type of offering is it?

It is an Initial Public Offering (IPO) through SEC Regulation A+. This Regulation allows companies to offer shares to the general public.

There are other companies in this sector. How are you different?

We have been in business much longer than most of the other companies in this sector, and that has allowed us to create a community of hundreds of thousands of people who believe in our products and establish strong selling channels worldwide.

Will you enter the market for military drones?

We already enjoy sales to military channels through our distribution, even though it's not our main focus. After our offering, we intend to expand this further. But our primary focus is to meet the demand of our mass-market customers.

Can I sell my shares?

You may sell your shares once the shares are listed on an exchange or in the over-the-counter market. Once that happens, you may then use any brokerage to trade them. We intend to use our best efforts to effect a listing, but may not be able to do so.

Is there a cost to investing?

There is no fee charged to the investor at any point during or after the transaction. You pay only for the number of shares you desire to purchase.

What's the maximum amount I can invest?

If you are based in the United States, you will be limited to investing no more than the greater of 10% of your net worth or 10% of your annual income.

Where can I get the full financial details of the offering?

Please refer to the Offering Circular for information on the offering. Here is the link: go.mota.com/703

Can anyone buy our shares? If so when?

Yes, as soon as the Securities and Exchange Commission has reviewed and qualified our filing.

I am already a shareholder, can I buy more?

Of course, as long as the offering is still available, subject to the 10% net worth restriction.

How do people pay for the stock?

We've made the payment process as simple as possible. We currently accept credit cards, wire transfers and electronic check.

For how long will people be able to buy the stock?

There are limited shares that are offered to the public and as result the offering may close at any time or when we reach the maximum allotment.

How do I get information regarding investment opportunities?

For further investor information, please attend one of our conference calls or email **inv@mota.com.**

Disclaimer

The company has filed a Regulation A offering statement with the U.S. Securities and Exchange Commission in regards to a distribution of its shares.. Until such statement is qualified by SEC: 1) No money or other consideration is being solicited, and if sent in response, will not be accepted; and 2) No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. You can view our latest Offering Circular by visiting http://go.mota.com/703

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